Exhibit 99.(c)(4)

JANUARY 26, 2007 Confidential Presentation to the Negotiation Committee Houlihan Lokey www.hlhz.com U.S. 800.788.5300 Europe +44 (0)20.7839.3355 Los Angeles New York Chicago San Francisco Minneapolis Washington, D.C. Dallas Atlanta London Paris Frankfurt

Table of Contents Tab Houlihan Lokey i Executive Summary 1 Public Market Trading Observations 2 Valuation Analysis 3 Premiums Considerations 4 Appendix Assumptions and Qualifications A

Executive Summary

Executive Summary Houlihan Lokey 1 SCOPE OF ENGAGEMENT We understand that Educate, Inc. intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Edge Acquisition, LLC (“Parent”), Edge Acquisition Corporation, a wholly owned subsidiary of Parent (“MergerCo”), and Educate, Inc. (the “Company”). Pursuant to the Merger Agreement, the Company will merge with MergerCo (the “Merger”), each outstanding share of common stock, par value $0.01 per share, of the Company (“Common Stock”) will be converted into the right to receive $8.00 in cash (the “Merger Consideration”) and the Company will become a wholly owned subsidiary of Parent (referred to herein as the “Transaction”). You have advised us that certain stockholders of the Company will exchange their shares of Common Stock for membership interests in Parent prior to the consummation of the Merger. The Negotiation Committee (the “Committee”) of the Board of Directors of the Company has requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) the Committee as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock other than Apollo Sylvan, LLC, Apollo Sylvan II, LLC, Parent, MergerCo, the holders of direct or indirect equity interests in Parent and each of their respective affiliates, including those stockholders of the Company who will exchange their shares of Common Stock for membership interests in Parent (collectively, the “Excluded Shareholders”) in the Merger is fair to such holders from a financial point of view.

Executive Summary Houlihan Lokey 2 DOCUMENTS AND INFORMATION REVIEWED In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have: reviewed the Company’s annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2005, and quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and Company prepared interim financial statements for the period ended December 31, 2006, which the Company’s management has identified as being the most current financial statements available; reviewed financial forecasts and projections prepared by the management of the Company with respect to the Company for the fiscal years ended December 31, 2007 through 2010; reviewed the following agreements and documents: a draft, dated January 25, 2007, of the Agreement and Plan of Merger; a draft, dated January 25, 2007, of the Voting Agreement to be entered into by and among Parent, MergerCo and certain stockholders of the Company; a draft, dated January 25, 2007, of the Limited Guarantee of Sterling Capital Partners II, L.P.; a draft, dated January 25, 2007, of the Debt Commitment Letter provided by J.P. Morgan; and a draft, dated January 25, 2007, of the Equity Commitment Letter provided by Sterling Capital Partners II, L.P. reviewed the letter, dated September 21, 2006, from R. Christopher Hoehn-Saric, Peter J. Cohen, Christopher Paucek, Sterling Capital Partners, LP, Sterling Capital Partners II, LP and certain limited partners and co-investors of Sterling Capital Partners, including Citigroup Private Equity, regarding a proposed transaction with the Company and the attached letters from Sterling Capital Partners and Citigroup Private Equity, indicating their interest in providing equity financing for such transaction;

Executive Summary Houlihan Lokey 3 DOCUMENTS AND INFORMATION REVIEWED (CONTINUED) spoken with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Merger, and spoken with representatives of the Company’s other financial advisor and the Committee’s counsel regarding the Company, the Merger, and related matters; reviewed the historical market prices and trading volume for the Company’s publicly traded securities since the Company’s initial public offering and those of certain publicly traded companies which we deemed relevant; reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in related industries to the Company; and conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

Executive Summary Houlihan Lokey 4 Educate Common Stock Trading Activity Educate went public on September 23, 2004 at $11.00 per share raising $165.0 million. The Company’s common stock closed at $7.06 on September 22, 2006, the last trading day before announcement of the Transaction. Educate’s public float as a percentage of its shares outstanding of 45.8% is below its peer group. Approximately 86.6% of the trading volume in the 12 months preceding the announcement of the Transaction was above the Merger Consideration. Educate is covered by six equity research analysts, with four analysts recommending a hold level rating, one analyst recommending a buy level rating, and one analyst with no rating. Merger Consideration Premiums The Company’s common stock closed at $7.06 on September 22, 2006, the last trading day before announcement of the Transaction. The Merger Consideration represents a 13.3% premium to the closing common stock price on September 22, 2006. The Merger Consideration represents a 17.2% premium to the 5-day average closing common stock price prior to the Transaction announcement. The Merger Consideration represents a 15.6% discount to the one year average closing common stock price prior to the Transaction announcement. The 52-week price range for the Company’s common stock is currently $5.69 to $13.03.

Houlihan Lokey

educate, inc.

Executive Summary

Summary Observations (continued)

- Educate Common Stock Ownership

- Apollo currently owns 50.6% of the Company's common stock and has two members on the Company's nine member Board of Directors.

Institutional Ownership		
Holder Name	**Total Shares**	**% Outstanding**
Kornitzer Capital Management, Inc.	2,410,932	5.4%
Federated Investors, Inc. (Asset Management)	1,676,100	3.8%
F&C Asset Management Plc (Investment)	1,097,815	2.5%
AIM Management Group, Inc.	930,240	2.1%
Other Institutional Holders	7,573,032	17.0%
Total Institutional Ownership	**13,688,119**	**30.7%**
Insider, Non Bidding Group Ownership		
Apollo Management LP	22,588,278	50.6%
Mary Foster	24,000	0.1%
Kevin Shaffer	16,000	0.0%
Jeffery Cohen	16,000	0.0%
Alan Schroeder	5,000	0.0%
Total Insider, Non Bidding Group Ownership	**22,649,278**	**50.8%**
Other Shareholders	**4,844,105**	**10.9%**
Non Bidding Group In-the-Money Options	**526,525**	**1.2%**
Bidding Group Ownership		
R. Christopher Hoehn-Saric	520,000	1.2%
CHS Trust	41,880	0.1%
RCHS Trust	125,640	0.3%
SMT Trust	41,880	0.1%
SMT Gift Trust	52,135	0.1%
Becker Family Trust	31,420	0.1%
Zenith Trust	31,420	0.1%
Diane Taditz Trust	1,000	0.0%
EDB Trust	14,966	0.0%
Merrick Elfman Gift Trust	20,256	0.0%
Merrick Elfman	0	0.0%
Peter Cohen	28,000	0.1%
Christopher Paucek	0	0.0%
Eric Becker	0	0.0%
Steven Taditz	0	0.0%
Citigroup	1,064,024	2.4%
Bidding Group In-the-Money Options	929,500	2.1%
Total Bidding Group Ownership	**2,902,121**	**6.5%**
Total Overall Ownership	**44,610,148**	**100.0%**

Confidential

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Executive Summary Houlihan Lokey 6 SUMMARY OBSERVATIONS (CONTINUED) Current Sale Process In September 2006, the Company hired Credit
Suisse and Houlihan Lokey
as its financial advisors to assist the Committee in evaluation the Transaction. Credit Suisse and Houlihan Lokey contacted 15 potential buyers, besides the Bidding Group, of which five parties signed confidentiality agreements and three submitted indications of interest. Operating Results The Company has experienced slowing revenue growth and deteriorating margins. Limited Operating History as a Public Company Educate has been a public company for only 28 months and the price of the Company’s common stock has been volatile, trading between $10.00 and $15.00 per share from the IPO until the 2005 earnings announcement in February 2006 sent the stock price down to $8.89. Since then, the stock has not traded above $9.26 and hit a post-IPO low of $5.69 on July 28, 2006.

Executive Summary Houlihan Lokey 7 IMPLIED VALUATION REFERENCE RANGES Implied Valuation Reference Ranges $6.08 $6.83 $9.05 $7.29 $6.30 $7.28 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 Market Multiple Approach Comparable Transaction Approach Discounted Cash Flow Methodology Price Per Share

Public Market Trading Observations

Public Market Trading Observations Houlihan Lokey 9 TRADING SNAPSHOT – PRE ANNOUNCEMENT Trading Snapshot – Pre-Announcement (figures in millions, except share data) Pre Announcement (9/22/06) 52-week Closing High $15.00 52-week Closing Low $5.69 Shares Outstanding (1) 43.8 90-day Average Daily Trading Volume 0.12 Stock Price (2) $7.06 Equity Analyst Coverage 6 Market Value of Equity $309.3 Add: Total Debt (1) 174.6 Total Public Float (3) 19.9 Less: Cash (1) (13.3) % of Total Shares Outstanding 45.5% Pre-Announcement Total Enterprise Value $470.6 Institutional Holdings (3) % of Total Shares Outstanding 29.0% % of Total Public Float 63.7% 1 Source: 6/30/06 10Q. 2 As of September 22, 2006, the last trading day pre- announcement. 3 Source: Factset.

Public Market Trading Observations Houlihan Lokey 10 STOCK PERFORMANCE Common Stock Price / Volume History (A) (B) (C) (E) (F) (G) (D) 9/2 0/04 12/6/04 2/2 1/05 5/9 /05 7/2 6/05 10/11/05 12/27/05 3/1 4/06 5/3 1/06 8/1 6/06 11/1/06 1/1 8/07 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00 $18.00 $20.00 0 1,000 2,000 3,000 4,000 5,000 6,000 (A) IPO on NASDAQ at $11.00 per share. (B) Annouced the acquistion of Gateway Learning Systems, which owns Hooked on Phonics. (C) Announced plans to sell the Education Station business, saying the costs of developing and running the business are too high. (D) Announced fourth-quarter results and a series of management and other changes in response to losses. (E) Reached an agreement to co-produce the PBS children's series Reading Rainbow. (F) Announced the sale of the Education Station business to Knowledge Learning Corp. for $6 million. (G) Received offer from the Bidding Group for the acquistion of all the outstanding shares of the Company for $8.00 per share in cash. Closing Price Volume (000's) Volume Closing Price

Public Market Trading Observations Houlihan Lokey 11 STOCK PERFORMANCE (CONTINUED) Stock Performance vs. Peers 1 9/2 3/04 12/9/04 2/2 5/05 5/1 3/05 7/2 9/05 10/14/05 12/30/05 3/2 0/06 6/6 /06 8/2 2/06 1 1/8/06 1/2 5/07 0 50 100 150 200 250 Educate Inc. S&P 500 Educational Content Publishing Childcare Since Educate IPO: Index of Selected Childcare Companies: 82.6% S&P 500: 28.5% Index of Selected Publishing Companies: 10.2% Educate: -36.6% Index of Selected Educational Content Companies: -42.2% 1 Index of Selected Childcare Companies includes ABC Learning Centres and Bright Horizons Family Solutions. Index of Selected Publishing Companies includes Scholastic and School Specialty. Index of Selected Educational Content Companies includes Leapfrog Enterprises, Plato Learning, Princeton Review, and Renaissance Learning.

Houlihan Lokey
educate, inc.

Public Market Trading Observations

Recent Analyst Sentiment

Recent Analyst Sentiment

Analyst	Date of Report	Opening Price on Date of Report	View	Target Price	Commentary
Baird	27-Oct-06	$7.76	Neutral	$8.00	"We maintain our Neutral rating on Educate given slowing revenue growth and deteriorating margins. We are decreasing our estimates, but are maintaining our $8 price target based on the price of the management buyout offer."
Goldman Sachs	26-Oct-06	$7.69	Neutral	$8.00	"We think continued uncertainty surrounding the company's execution and the timing of an earnings recovery diminishes the prospect of a competitive bid from potential suitors. We are decreasing our estimates sharply based on expectations of continued poor revenue performance."
Steifel Nicolaus	26-Oct-06	$7.69	Hold	NA	"Given the expected continuation of operating losses until the first half of 2007 and the uncertainty surrounding the strength of the seasonally important 1H07, we are maintaining our Hold rating."
ThinkEquity Partners	26-Oct-06	$7.69	Accumulate	$8.00	"The company continues to struggle with the aftermath of ineffective marketing campaign, a larger percentage of inexperienced local managers, and difficulties in its new product sales strategy. We continue to believe a recovery from these trends will not be evidenced for the next several quarters."
Merrill Lynch	25-Sep-06	$7.06	No Rating	NA	"Our DCF analysis suggests a theoretical fair value between $8.50-$9/sh, although our degree of confidence in future estimates is fairly limited."
Bank of America	29-Aug-06	$6.48	Neutral	$7.00	"If Educate's initiatives help solve operational problems sooner than expected, the company could outperform our estimates in FY2006. In addition, new programs and ongoing strength in the consumer products business could offset weakness in the Learning Center business."

Confidential
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Public Market Trading Observations Houlihan Lokey 13 VOLATILITY OF COMMON STOCK The Company’s share price has been relatively volatile throughout the 52 weeks prior to the Bidding Group’s proposal, recording a high of $15.00 on September 30, 2005 and a low of $5.69 ten months later on July 28, 2006. Prior to the announcement of the Transaction, the Company’s common stock had not traded above $8.00 since June 19, 2006. In addition, the Company has a limited history as a publicly traded entity, having completed its IPO on September 23, 2004 at $11.00 per share. The Company’s 100 day volatility prior to the announcement of the Transaction was 44.8%.1 This is above the 100 day volatility average of 37.2% during the same time period for the comparable companies. 52 Week Price / Volume Chart Offer Price: $8.00 9/23/05 10/26/05 11/28/05 12/30/05 2/2 /06 3/7/06 4/7/06 5/12/06 6/14/06 7/17/06 8/18/06 9/22/06 $0 $2 $4 $6 $8 $10 $12 $14 $16 $18 0 500 1,000 1,500 2,000 2,500 Closing Price Volume (000's) Volume Closing Price 1 Source: Bloomberg. Reflects annualized daily volatility adjusted for dividends and stock splits.

Valuation Analysis

Valuation Analysis Houlihan Lokey 15 IMPLIED VALUATION REFERENCE RANGES Implied Valuation Reference Ranges $6.08 $6.83 $9.05 $7.29 $6.30 $7.28 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 Market Multiple Approach Comparable Transaction Approach Discounted Cash Flow Methodology Price Per Share

Valuation Analysis Houlihan Lokey 16 MARKET MULTIPLE APPROACH Market Multiple Approach (figures in millions, except per share values) Management Selected Indicated Estimates Multiple Range Value Range FY 2006E Revenues $359 1.10 x -- 1.20 x $395 -- $431 EBITDA $25 14.0 x -- 15.0 x $352 -- $377 FY 2007E Revenues $409 1.00 x -- 1.10 x $409 -- $450 EBITDA $50 9.5 x -- 10.5 x $475 -- $525 Median $402 -- $440 Mean $408 -- $446 Indicated Enterprise Value Range (Rounded) $410 -- $450 Plus: Cash and Cash Equivalents Balance as of 12/31/2006 1 -- 1 Plus: Present Value of NOL and Goodwill Amortization Tax Shields 49 -- 52 Less: Total Debt as of 12/31/2006 178 -- 178 Indicated Equity Value Range $281 -- $325 Fully-Diluted Shares Outstanding as of 12/31/2006 45 -- 45 Indicated Per Share Value $6.30 -- $7.28

Houlihan Lokey

educate, inc.

Valuation Analysis

Market Multiple Approach (continued)

Valuation Multiples

(figures in millions, except per share values)

		EV / Revenue		
	EV	LTM	CY 2006	CY2007
ABC Learning Centres Lts. (1)	$2,466	5.33x	3.38x	1.90x
Bright Horizons Family Solutions Inc (1)	1,031	1.52x	1.48x	1.32x
Leapfrog Enterprises Inc (1)	513	0.90x	1.00x	0.97x
Plato Learning Inc (1)	89	0.98x	1.05x	*NA*
Princeton Review Inc (1)	165	1.20x	1.16x	1.05x
Renaissance Learning Inc (1)	440	3.84x	3.96x	3.72x
Scholastic Corp (1)	1,926	0.89x	0.89x	0.83x
School Specialty Inc (1)	1,449	1.34x	1.34x	1.29x
Low		0.89x	0.89x	0.83x
High		5.33x	3.96x	3.72x
Median		1.27x	1.25x	1.29x
Mean		2.00x	1.78x	1.58x
Implied Multiples (2)			1.20x	1.05x

		EV / EBITDA		
	EV	LTM	CY 2006	CY2007
ABC Learning Centres Lts. (1)	$2,466	18.7x	14.2x	9.0x
Bright Horizons Family Solutions Inc (1)	1,031	11.8x	11.3x	9.7x
Leapfrog Enterprises Inc (1)	513	*NMF*	*NMF*	*NMF*
Plato Learning Inc (1)	89	*NMF*	13.4x	*NA*
Princeton Review Inc (1)	165	*NMF*	26.4x	*NA*
Renaissance Learning Inc (1)	440	16.3x	*NA*	*NA*
Scholastic Corp (1)	1,926	10.6x	10.9x	8.1x
School Specialty Inc (1)	1,449	14.3x	12.5x	10.3x
Low		10.6x	10.9x	8.1x
High		18.7x	26.4x	10.3x
Median		14.3x	12.9x	9.3x
Mean		14.3x	14.8x	9.3x
Implied Multiples (2)			17.1x	8.6x

Footnotes:

CY = Calendar Year

(1) Projections from IBES.

(2) Based on the midpoint of the selected range of values derived from the market multiple methodology for illustrative purposes only.

Confidential

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Houlihan Lokey 18 MARKET MULTIPLE APPROACH (CONTINUED) Comparative Rankings Size Size Size Historical Growth Historical Growth (LTM Revenue, millions) (LTM EBITDA, millions) (Enterprise Value, millions) (2-Year Revenue) (1-Year Revenue)  Scholastic Corp $2,159 Scholastic Corp $182 ABC Learning Centres Lts. $2,466 ABC Learning Centres Lts. 149.4% ABC Learning Centres Lts. 156.5% School Specialty Inc $1,077 ABC Learning Centres Lts. $132 Scholastic Corp $1,926 Bright Horizons Family Solutions Inc 15.0% Princeton Review Inc 14.7% Bright Horizons Family Solutions Inc $680 School Specialty Inc $101 School Specialty Inc $1,449 Educate, Inc. (2) 14.7% Bright Horizons Family Solutions Inc 13.3% Leapfrog Enterprises Inc $567 Bright Horizons Family Solutions Inc $87 Bright Horizons Family Solutions Inc $1,031 Princeton Review Inc 11.8% Scholastic Corp 9.8% ABC Learning Centres Lts. $463 Educate, Inc. (1) $25 Leapfrog Enterprises Inc $513 School Specialty Inc 5.8% Educate, Inc. (3) 8.7% Educate, Inc. (1) $359 Renaissance Learning Inc $27 Renaissance Learning Inc $440 Scholastic Corp 1.1% Renaissance Learning Inc 4.1% Princeton Review Inc $137 Plato Learning Inc $2 Princeton Review Inc $165 Leapfrog Enterprises Inc -2.2% Leapfrog Enterprises Inc 1.5% Renaissance Learning Inc $115 Princeton Review Inc $0 Plato Learning Inc $89 Renaissance Learning Inc -4.5% School Specialty Inc 1.3% Plato Learning Inc $91 Leapfrog Enterprises Inc ($36) Plato Learning Inc -20.0% Plato Learning Inc -25.5% Projected Growth Historical Growth Historical Growth Projected Growth Profitability (1-Year Revenue) (2-Year EBITDA) (1-Year EBITDA) (1-Year EBITDA) (EBIT to Revenue) ABC Learning Centres Lts. 116.1% ABC Learning Centres Lts. 75.3% Leapfrog Enterprises Inc 795.3% Plato Learning Inc 225.4% ABC Learning Centres Lts. 26.0% Educate, Inc. (4) 14.0% Bright Horizons Family Solutions Inc 28.4% ABC Learning Centres Lts. 137.2% Educate, Inc. (4) 99.0% Renaissance Learning Inc 20.6% Bright Horizons Family Solutions Inc 11.7% Scholastic Corp 0.1% Princeton Review Inc 95.4% Princeton Review Inc 82.2% Bright Horizons Family Solutions Inc 10.2% Princeton Review Inc 9.1% School Specialty Inc -9.4% Bright Horizons Family Solutions Inc 27.2% ABC Learning Centres Lts. 66.8% School Specialty Inc 7.1% School Specialty Inc 7.1% Renaissance Learning Inc -18.5% Scholastic Corp 4.7% School Specialty Inc 55.6% Scholastic Corp 5.4% Renaissance Learning Inc -4.5% Educate, Inc. (2) -31.1% Renaissance Learning Inc -12.3% Bright Horizons Family Solutions Inc 20.9% Educate, Inc. (1) 3.7% Scholastic Corp -4.7% Leapfrog Enterprises Inc -41.3% School Specialty Inc -18.9% Scholastic Corp 0.4% Princeton Review Inc -6.3% Plato Learning Inc -9.6% Princeton Review Inc -48.5% Educate, Inc. (3) -54.3% Leapfrog Enterprises Inc NMF Leapfrog Enterp rises Inc -9.9% Leapfrog Enterprises Inc -21.0% Plato Learning Inc -66.8% Plato Learning Inc -81.9% Renaissance Learning Inc NA Plato Learning Inc -14.8% Profitability Relative Depreciation Internal Investment Liquidity Leverage (EBITDA to Revenue) (Depreciation to EBITDA) (Capital Expenditures to Revenue) (Current Ratio) (Debt to EV)  ABC Learning Centres Lts. 28.5% Educate, Inc. (1) 47.3% Plato Learning Inc 23.7% Leapfrog Enterprises Inc 3.5 Leapfrog Enterprises Inc 0.0% Renaissance Learning Inc 23.5% Scholastic Corp 36.4% ABC Learning Centres Lts. 22.6% ABC Learning Centres Lts. 1.8 Plato Learning Inc 0.0% Bright Horizons Family Solutions Inc 12.8% School Specialty Inc 24.9% Educate, Inc. (1) 7.8% Scholastic Corp 1.6 Renaissance Learning Inc 0.0% School Specialty Inc 9.4% Bright Horizons Family Solutions Inc 20.3% Princeton Review Inc 6.7% School Specialty Inc 1.3 Bright Horizons Family Solutions Inc 2.4% Scholastic Corp 8.4% Renaissance Learning Inc 12.3% Bright Horizons Family Solutions Inc 4.3% Renaissance Learning Inc 1.3 ABC Learning Centres Lts. 7.7% Educate, Inc. (1) 7.0% ABC Learning Centres Lts. 8.9% Leapfrog Enterprises Inc 3.4% Educate, Inc. (1) 1.3 Princeton Review Inc 18.7% Plato Learning Inc 2.2% Plato Learning Inc NMF Scholastic Corp 2.5% Plato Learning Inc 1.2 Scholastic Corp 28.2% Princeton Review Inc 0.3% Leapfrog Enterprises Inc NMF Renaissance Learning Inc 2.4% Princeton Review Inc 0.8 School Specialty Inc 43.0% Leapfrog Enterprises Inc -6.4% Princeton Review Inc NMF School Specialty Inc 1.9% Bright Horizons Family Solutions Inc 0.5 (1) Based on 2006E. (2) 2004 - 2006E Growth. (3) 2005 - 2006E Growth. (4) 2006E - 2007E Growth.

Valuation Analysis Houlihan Lokey 19 TRANSACTION MULTIPLE APPROACH Transaction Multiple Approach (figures in millions, except per share values) Management Selected Indicated Estimates Multiple Range Value Range FY 2006E Revenues $359 1.20 x -- 1.30 x $431 -- $467 EBITDA $25 15.0 x -- 16.0 x $377 -- $402 Indicated Enterprise Value Range (Rounded) $400 -- $430 Plus: Cash and Cash Equivalents Balance as of 12/31/2006 1 -- 1 Plus: Present Value of NOL and Goodwill Amortization Tax Shields 49 -- 52 Less: Total Debt as of 12/31/2006 178 -- 178 Indicated Equity Value Range $271 -- $305 Fully-Diluted Shares Outstanding as of 12/31/2006 45 -- 45 Indicated Per Share Value $6.08 -- $6.83

Valuation Analysis Houlihan Lokey 20 COMPARABLE TRANSACTIONS Summary of Comparable Transactions (figures in millions) LTM Enterprise Value Multiples Announced Effective Target Target Industry Segment Acquiror EV Revenue EBITDA EBIT 12/13/2006 Pending La Petite Academy Inc. Owns and operates childhood education centers. ABC Learning Centres Ltd. $330.0 0.78 x 9.7 x NA 12/13/2006 Pending Busy Bees Group Provides child care services. ABC Learning Centres Ltd. $68.8 NA 3.7 x NA 11/29/2006 Pending Houghton Mifflin Co. Publishers of textbooks. HM Rivergroup PLC $3,360.0 2.65 x 12.3 x 47.0 x 11/8/2006 Pending Judis Group Wholesaler and distributor of toys, learning and educational products. Funstatic Ltd. $34.3 1.10 x NA NA 9/11/2006 10/17/2006 Educational Insights, Inc. Designs and develops variety of supplemental educational materials. Learning Resources, Inc. $24.2 0.97 x NA NA 8/30/2006 8/30/2006 Education Station LLC Providers of No Child Left Behind Act tutoring services. Knowledge Learning Corp. $6.0 0.17 x NMF NMF 8/7/2006 Pending Children's Courtyard Provides childhood education and care services. ABC Learning Centres Ltd. $66.0 NA 6.1 x NA 7/20/2006 11/29/2006 Excelligence Learning Corp. Manufactures and sells educational products. Thoma Cressey Equity Partners $113.9 0.84 x 13.0 x 16.8 x 7/7/2006 9/22/2006 Hutchisons Child Care Services Ltd. Provides child care services. ABC Learning Centres Ltd. $78.8 2.04 x 17.7 x 38.1 x 3/15/2006 7/21/2006 Kids Campus Ltd. Owns and operated child care centers. ABC Learning Centres Ltd. $122.6 3.35 x NMF NMF 2/6/2006 2/6/2006 A To Z In-Home Tutoring LLC Provides home based educational tutoring services. Providence Service Corp. $8.0 (1) 1.90 x NA NA 11/15/2005 1/10/2006 Learning Care Group Inc. Operates childcare centers. ABC Learning Centres Ltd. $163.6 0.75 x 15.5 x 26.5 x 8/19/2005 9/1/2005 Delta Education LLC Manufactures and sells grades K-12 hands-on science and math manipulatives. School Specialty Inc. $272.0 2.84 x 13.0 x 16.9 x 6/28/2005 9/13/2005 ChildrenFirst Inc. Provides child care services. Bright Horizons Family Solutions Inc. $50.0 1.61 x NA NA 6/22/2005 7/22/2005 American Guidance Service, Inc. Publisher of testing and assessment products and supplemental instructional materials for K-12 students. Pearson Education, Inc., $270.0 3.60 x 9.1 x 12.0 x 5/31/2005 Cancelled School Specialty Inc. Publishes and distributes supplemental educational resources for children. Bain Capital LLC $1,335.2 1.35 x 11.8 x 14.2 x 1/13/2005 2/8/2005 Gateway Learning Corp./ Hooked on Phonics Manufactures & sells educative & interactive products for children. Educate Inc. $19.6 (2) NA NA NA 12/14/2004 2/5/2005 Voyager Expanded Learning Inc. Provides school reading programs, reading intervention programs and professional development programs. ProQuest Co. $380.0 (3) 4.34 x 9.7 x 10.4 x 11/15/2004 12/3/2004 Options Publishing Inc. Publishes reading, math, and literature supplemental education materials and intervention programs. Haights Cross Communications $50.0 2.64 x 16.2 x 16.4 x 11/5/2004 1/7/2005 KinderCare Learning Centers Inc. Provides childcare and pre-school educational services. Knowledge Learning Corp. $943.9 1.09 x 6.5 x 11.5 x 1/16/2004 1/30/2004 Childrens Publishing Business of McGraw-Hill Education Publishes educational material, including books and workbooks, for children. School Specialty Inc. $46.0 0.74 x NA NA Low $6.0 0.17 x 6.1 x 10.4 x High $3,360.0 4.34 x 17.7 x 47.0 x Median $78.8 1.61 x 12.3 x 16.6 x Mean $386.5 1.88 x 11.9 x 21.0 x Footnotes: (1) Includes $6.7 million in earnouts based on future financial performance. (2) Includes $6.6 million of contingent consideration based on future operating performance. (3) Includes $20.0 million of contingent consideration based on future operating performance. Sources included Securities Data Company, Mergerstat, press releases and public filings.

Valuation Analysis Houlihan Lokey 21 DISCOUNTED CASH FLOW METHODOLOGY Discounted Cash Flow (figures in millions, except per share values) Sensitivity Analysis: Enterprise Value Terminal Multiple 8.0 x 8.5 x 9.0 x 9.5 x 10.0 x 12.0% $476 $499 $523 $546 $570 13.0% $461 $484 $506 $529 $551 14.0% $447 $469 $490 $512 $534 15.0% $433 $454 $475 $496 $517 16.0% $420 $440 $461 $481 $501 Implied Range of Selected Enterprise Value from Operations (Rounded) $454 -- $529 Sensitivity Analysis: Per Share Equity Value Terminal Multiple 8.0 x 8.5 x 9.0 x 9.5 x 10.0 x 12.0% $7.82 $8.35 $8.87 $9.39 $9.92 13.0% $7.49 $7.99 $8.50 $9.05 $9.51 14.0% $7.17 $7.66 $8.14 $8.63 $9.12 15.0% $6.86 $7.29 $7.80 $8.27 $8.75 16.0% $6.57 $7.02 $7.48 $7.93 $8.39 Implied Range of Selected Per Share Equity Values (1) $7.29 -- $9.05 Footnotes: (1) Equity value includes pro forma cash and cash equivalents less pro forma total debt outstanding as of 12/31/2006 plus present value of available tax shields. Per share values assume 44.6 million fully diluted shares outstanding. Discount Rate Discount Rate

Premiums Considerations

Premiums Considerations Houlihan Lokey 23 PREMIUMS CONSIDERATIONS The Merger Consideration represents a 13.3% premium to the closing price of the Company’s common stock one trading day prior to the announcement of the Bidding Group’s proposal and a 19.3% premium to the Company’s twenty trading day average stock price prior to the announcement of the Bidding Group’s proposal. Premium /(Discount) Analysis $8.00 Period Average Closing Price (1) Premium / (Discount) 1 Trading Day $7.06 13.3% 5 Trading Day $6.83 17.2% 20 Trading Day $6.71 19.3% 3 Trading Months $6.72 19.1% 6 Trading Months $7.55 6.0% 1 Calendar Year $9.48 -15.6% Since IPO $11.41 -29.9% 20 Day Trading High $7.16 11.7% 20 Day Trading Low $6.41 24.8% 1 Calendar Year High $15.00 -46.7% 1 Calendar Year Low $5.69 40.6% (1) Based on 9/22/06 closing price. Merger Consideration

Premiums Considerations Houlihan Lokey 24 PREMIUMS CONSIDERATIONS (CONTINUED) Average Stock Price1 Average Stock Price Premium/Discount to Merger Consideration1 $6.83 $6.71 $6.72 $11.41 $7.06 $9.48 $7.55 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 1 Trading Day 5 Trading Day 20 Trading Day 3 Trading Months 6 Trading Months 1 Calendar Year Since IPO Price Merger Consideration: $8.00 17.2% 19.3% 19.1% -29.9% 13.3% -15.6% 6.0% -40.0% -30.0% -20.0% -10.0% 0.0% 10.0% 20.0% 30.0% 40.0% 1 Trading Day 5 Trading Day 20 Trading Day 3 Trading Months 6 Trading Months 1 Calendar Year Since IPO 1 As of September 22, 2006, the last trading day pre-announcement.

Premiums Considerations Houlihan Lokey 25 GOING PRIVATE TRANSACTIONS Going Private Transaction Premiums1 Stock Price Premium Median/Mean 15.5% 27.3% 15.3% 26.5% 16.4% 25.3% 8.0% 13.0% 18.0% 23.0% 28.0% 33.0% 1 Trading Day Median 1 Trading Day Mean 5 Trading Day Median 5 Trading Day Mean 20 Trading Day Median 20 Trading Day Mean Merger Consideration Premium: 13.3% (2) 1 Based on the premium to stock price on 13e-3 transactions filed with the SEC for the period of 1/2004 –10/2006. 2 As of September 22, 2006 close, the last trading day pre- announcement.

Premiums Considerations Houlihan Lokey 26 GOING PRIVATE TRANSACTIONS (CONTINUED) Going Private Transaction Premiums 2004-20061 Overall 2006 2005 2004 Premium to Closing Price 1 Trading Day Pre-Announcement Median 15.4% 17.3% 20.5% 12.8% Mean 25.3% 35.6% 28.7% 16.5% 5 Trading Day Pre-Announcement Median 15.5% 17.6% 21.4% 13.2% Mean 24.8% 37.5% 26.6% 16.5% 20 Trading Day Pre-Announcement Median 16.8% 17.9% 19.4% 13.2% Mean 24.1% 33.6% 25.5% 16.5% For the 1 trading day, 5 trading day, and 20 trading day data, 42.4%, 51.7%, and 54.7%, of the transactions in the data set were at or below the premiums implied by the Merger Consideration, respectively. 1 Based on the premium to stock price on 13e-3 transactions filed with the SEC for the period of 1/2004 –10/2006.

Premiums Considerations Houlihan Lokey 27 GOING PRIVATE TRANSACTIONS (CONTINUED) Going Private Transaction Premiums (by Size) 1 Under $10mm $10mm - $100mm Over $100mm Total Premium to Closing Price 1 Trading Day Pre-Announcement Median 15.5% 18.5% 14.5% 15.4% Mean 27.3% 28.7% 18.8% 25.3% 5 Trading Day Pre-Announcement Median 15.3% 19.4% 15.6% 15.5% Mean 26.5% 27.5% 19.5% 24.8% 20 Trading Day Pre-Announcement Median 16.4% 18.1% 17.2% 16.8% Mean 25.3% 26.7% 19.9% 24.1% Number of Deals with Data 118 33 52 203 1 Based on the premium to stock price on 13e-3 transactions filed with the SEC for the period of 1/2004 –10/2006.

Appendix

Appendix Assumptions and Qualifications

Assumptions and Qualifications Houlihan Lokey 30 ASSUMPTIONS AND QUALIFICATIONS These materials are provided solely for the information of the Negotiation Committee of Educate, Inc. (the “Company”) by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) in connection with the Negotiation Committee’s consideration of a potential transaction involving the Company or its affiliates (the “Proposed Transaction”). These materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly contemplated by the written terms of our engagement. These materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under state, federal or international securities or other laws, rules or regulation and, accordingly, neither the Negotiation Committee, the Company nor Houlihan Lokey takes any responsibility for these materials if used by persons other than the Negotiation Committee. These materials are provided on a confidential basis solely for the information of the Negotiation Committee and except as permitted under the terms of our engagement letter may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without our express prior written consent. Notwithstanding the foregoing, Houlihan Lokey imposes no restrictions on the disclosure by the Company (including its employees, representatives and agents) of the tax treatment or tax structure of any transaction, including those portions of any materials containing such information that are provided by Houlihan Lokey to the Company. Any discussion in these materials regarding any U.S. federal tax matter is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such discussion was written to support the marketing or promotion of the transaction(s) or matters(s) to which the discussion relates. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. Houlihan Lokey is not an expert on, and nothing contained herein should be construed as advice with regard to, legal, accounting, regulatory, insurance or tax matters.

Assumptions and Qualifications Houlihan Lokey 31 ASSUMPTIONS AND QUALIFICATIONS (CONTINUED) These materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of these materials. Houlihan Lokey undertakes no obligation to update, revise or reaffirm these materials. These materials are not intended to provide the sole basis for evaluation of the Proposed Transaction, do not purport to contain all information that may be required and should not be considered a recommendation with respect to the Proposed Transaction. These materials do not constitute an opinion with respect to the Proposed Transaction, nor a recommendation to any security holder of the Company or any other person as to how such person should vote or act with respect to the Proposed Transaction. The preparation of these materials involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, are not readily susceptible to summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Thus, the analyses contained in these materials must be considered as a whole. Selecting portions of the analyses, without considering all analyses, could create an incomplete view. Estimates of value contained in the analyses are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. In preparing these materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other participant in the Proposed Transaction.

Assumptions and Qualifications Houlihan Lokey 32 ASSUMPTIONS AND QUALIFICATIONS (CONTINUED) All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected herein have been prepared by the management or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from public sources, which involve numerous and significant subjective determinations made by the management or which such management has reviewed and found reasonable. The budgets and projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. We have assumed that such budgets and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates). Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or obtained from public sources without assuming any responsibility for independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Proposed Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, we have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or any other participant in the Proposed Transaction since the date of the most recent financial statements provided to us, and that the final forms of any draft documents reviewed by us will not differ in any material respect from such draft documents.